UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 15, 2011

Net Element, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51108	20-0715816
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2011, Net Element, Inc. (the “Company”) implemented reductions and/or deferrals of the compensation of certain of its employees, including, but not limited to, the Company’s Chief Executive Officer, Chief Financial Officer and other named executive officers as described below.  100% of the salary of the Company’s Chief Executive Officer, Mike Zoi, which currently is $175,000 per year, will be deferred indefinitely.  The annual compensation of the Company’s Chief Financial Officer, Jonathan New, will be reduced effective September 1, 2011 from a base salary of $112,000 per year and an annual bonus of $30,000 paid quarterly to a base salary of approximately $56,000 per year and no guaranteed bonus.  The annual compensation of the Chief Executive Officer of the Company’s subsidiary Openfilm, LLC, Dmitry Kozko, will be reduced effective September 1, 2011 from a base salary of $96,000 per year to a base salary of $48,000 per year, with the amount of the reduction deferred indefinitely.  The annual compensation of the Company’s Chief Technology Officer, Ivan Onuchin, will be reduced effective September 1, 2011 from a base salary of $96,000 per year to a base salary of $72,000 per year.  Each of Messrs. New, Kozko and Onuchin will be granted stock options with a grant date fair value equal to the amount of his reduction in base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT, INC.

Date: August 19, 2011	By:	/s/ Jonathan New
Name: Jonathan New
Title: Chief Financial Officer